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                                                                    EXHIBIT 22.1

                           SUBSIDIARIES OF DYNEGY INC.
                                 AS OF 12/31/99


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SUBSIDIARY                                                    STATE OR JURISDICTION OF INCORPORATION
----------                                                    --------------------------------------
1.       Dynegy Power Corp.                                   Delaware
2.       Dynegy Global Energy, Inc.                           Delaware
3.       DMT Holdings, Inc.                                   Delaware
4.       Dynegy GP Inc.                                       Delaware
5.       Dynegy Midstream, Inc.                               Delaware
6.       Dynegy Regulated Holdings, Inc.                      Delaware
7.       Dynegy Upper Holdings, LLC                           Delaware
8.       Dynegy Administrative Services Company               Delaware
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